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                                                                     EXHIBIT 8.2



                       [LETTERHEAD OF ALSTON & BIRD LLP]



                               September 24, 1998



Bankers Savings Bank


2222 Ponce de Leon Boulevard


Coral Gables, Florida 33134



    Re: Merger Involving Republic Bancshares, Inc. and Bankers Savings Bank



Ladies and Gentlemen:



     We have served as special counsel to Bankers Savings Bank ("BSB"), a federal savings association organized and existing under the laws of the United States of America, in connection with the proposed merger of BSB with and into Republic Bank (the "Bank"), a commercial bank organized and existing under the laws of the State of Florida and a wholly-owned subsidiary of Republic Bancshares, Inc. ("Republic"), a corporation organized and existing under the laws of the State of Florida (the "Merger"). The Merger will be effected pursuant to the Agreement and Plan of Merger dated as of March 2, 1998 and amended and restated as of September 4, 1998, by and among Republic, the Bank and BSB (the "Agreement"). In our capacity as special counsel to BSB, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.



     Pursuant to the Merger, and as more fully described in the Agreement, at the Effective Time, each share of BSB Common Stock issued and outstanding at the Effective Time shall be exchanged for shares of Republic Common Stock as determined in accordance with the Exchange Ratio set forth in the Agreement. As a result, stockholders of BSB shall become stockholders of Republic. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").



     In rendering the opinions expressed herein, we have examined such documents as we deemed appropriate, including (i) the Agreement and (ii) the Registration Statement on Form S-4 filed by Republic with the Securities and Exchange Commission under the Securities Act of 1933, on September 10, 1998, as amended, including the Proxy Statement/Prospectus constituting part thereof (together the "Registration Statement"). In rendering the opinions expressed herein, we have assumed, with the consent of Republic and BSB, that the Agreement and the Registration Statement accurately and completely describe the Merger and that the Merger will be consummated in accordance with the Agreement and as described in the Registration Statement.



     In addition, in rendering the opinions expressed herein, we have relied with the consent of Republic and BSB, upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of Republic and BSB to us dated September 23, 1998 and September 23, 1998, respectively (together, the "Certificates"), which we have assumed are complete and accurate as of the date hereof and will be complete and accurate as of the date on which the Merger is consummated.



     Based on the foregoing, we are of the opinion that, under presently applicable federal income tax law:



     (1) The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and BSB, Republic and the Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

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     (2) No gain or loss will be recognized by holders of BSB Common Stock upon the exchange in the Merger of all of their BSB Common Stock solely for shares of Republic Common Stock (except with respect to any cash received in lieu of a fractional share interest in Republic Common Stock).



     (3) The aggregate tax basis of the Republic Common Stock received by holders of BSB Common Stock who exchange all of their BSB Common Stock solely for Republic Common Stock in the Merger will be the same as the tax basis of the BSB Common Stock surrendered in exchange therefor, less the basis of any fractional share of Republic Common Stock settled by cash payment.



     (4) The holding period of the Republic Common Stock received by holders who exchange all of their BSB Common Stock solely for Republic Common Stock in the Merger will include the holding period of the BSB Common Stock surrendered in exchange therefor, provided that such BSB Common Stock is held as a capital asset at the Effective Time.



     (5) The payment of cash to holders of BSB Common Stock in lieu of fractional share interests of Republic Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Republic. These cash payments will be treated as having been received as distributions in full payment in exchange for the Republic Common Stock redeemed, as provided in Section 302(a) of the Code.



     (6) Where solely cash is received by a holder of BSB Common Stock in exchange for BSB Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's BSB Common Stock, subject to the provisions and limitations of Section 302 of the Code.



     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. The federal income tax consequences described herein may not apply to certain shareholders of BSB with special situations, including, without limitation, shareholders who hold their BSB Common Stock other than as a capital asset, who received their BSB Common Stock upon the exercise of employee stock options or otherwise as compensation, shareholders who hold their BSB Common Stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or are foreign persons, insurance companies, or securities dealers.



     In addition, our opinions are based solely on the documents that we have examined, and the factual statements and factual representations set out in the Certificates, which we have assumed were true on the date of the Certificates, and are true on the date hereof. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in such documents or any of the factual statements or factual representations set out in the Certificates is, or later becomes, inaccurate. Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger, or the consequences of the Merger under state, local or foreign law. These opinions are provided solely for the benefit and use of BSB. No other party or person is entitled to rely on the opinions.



     We hereby consent to the use of this opinion and to the references made to Alston & Bird LLP in the Registration Statement under the captions
"Summary -- Certain Federal Income Tax Consequences of the Merger" and "Description of Transaction -- Certain Federal Income Tax Consequences of the Merger" and to the filing of this opinion as an exhibit to the Registration Statement.



                                          Very truly yours,



                                          ALSTON & BIRD LLP



                                          By:      /s/ PHILIP C. COOK

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                                                  Philip C. Cook, Partner